UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2018

Commission file no. 333-133184-12

Neiman Marcus Group LTD LLC

(Exact name of registrant as specified in its charter)

Delaware	20-3509435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Marcus Square 1618 Main Street Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 743-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Adam Orvos as Executive Vice President and Chief Financial Officer

On April 3, 2018, the registrant announced that Adam Orvos has been appointed as Executive Vice President and Chief Financial Officer of the registrant and its operating subsidiary The Neiman Marcus Group LLC (“NMG”), starting April 25, 2018.  Effective on Mr. Orvos’s start date, Dale Stapleton will step down as Interim Chief Financial Officer and will continue to serve as Senior Vice President and Chief Accounting Officer.

Mr. Orvos, 53, served as Chief Executive Officer of Total Wine & More from May 2017 to September 2017 and Executive Vice President of Retail Operations from May 2016 until May 2017. Prior to that, Mr. Orvos served as Chief Financial Officer of Belk Department Stores, a large department store retailer, from May 2013 until March 2016. He also served as Belk’s Executive Vice President of Human Resources from April 2009 until May 2013. Prior to that, Mr. Orvos held the role of Senior Vice President Finance and Corporate Controller at Belk Department Stores from April 2006 until April 2009 and served as Chief Financial Officer at Foley’s Division of the May Department Stores Company from 2004 until 2006. He holds a Bachelor of Science in Business Administration — Finance from the University of Missouri.

Employment Agreement with Mr. Orvos

In connection with his appointment, Mr. Orvos entered into an employment agreement with NMG, effective as of March 28, 2018.  Pursuant to his employment agreement, Mr. Orvos’s annual base salary will be $750,000.  Beginning in NMG’s current fiscal year 2018, Mr. Orvos will participate in the Company’s annual incentive bonus program with a target bonus of 75% of his base salary, and a maximum bonus of 150% of his base salary, based on the achievement of performance objectives, as determined by the Compensation Committee of the board of directors of NMG’s ultimate parent company (“Parent”).  The actual incentive bonus will be determined according to the terms of the annual incentive bonus program and subject to Mr. Orvos’s employment through the date bonuses are paid.   For fiscal year 2018, Mr. Orvos will be eligible to receive an annual incentive bonus prorated for the number of days employed during the fiscal year, with a minimum prorated payment at the target level.  Mr. Orvos will be eligible to participate in NMG’s FY2018 Mid-Term Cash Incentive Plan (the “Mid-Term Plan”).  His target awards for fiscal years 2018, 2019 and 2020 are $400,000, $900,000 and $1,000,000, respectively.  Payment of the target awards under the Mid-Term Plan will be subject to the terms of the Mid-Term Plan.  Mr. Orvos’s fiscal year 2018 Mid-Term Plan payout is guaranteed at target.  Mr. Orvos will be paid a one-time signing bonus of $100,000.  If Mr. Orvos’s employment is terminated for Cause (as defined in the employment agreement), or if Mr. Orvos resigns his employment prior to the first anniversary of his start date, he will be required to repay a prorated portion of the signing bonus.  Mr. Orvos’s employment agreement includes certain restrictive covenants, including non-competition and non-solicitation restrictions for 12 months following termination of employment, as well as confidentiality and non-disparagement provisions.

If Mr. Orvos’s employment is terminated by NMG for any reason other than for Cause, his Total Disability (each, as defined in his employment agreement) or his death, or Mr. Orvos terminates his employment for Good Reason (as defined in his employment agreement), Mr. Orvos will be entitled to receive, subject to his execution and nonrevocation of a waiver and release agreement, (i) an amount equal to one times his base salary, payable over a 12 month period in accordance with NMG’s regular payroll practices, (ii) a prorated bonus, (iii) any earned and unpaid bonus for the year prior to the year of termination, and (iv) if he is eligible for, and elects to receive, COBRA, a monthly amount equal to the COBRA insurance premium for a period of 18 months.

Following his start date, subject to approval of the Compensation Committee of Parent’s board of directors, Mr. Orvos will receive an award of stock options to purchase 10,000 shares of Class A common stock and Class B common stock of Parent (together, a “Common Stock Unit”), pursuant to Parent’s Management Equity Incentive Plan, with exercise prices not less than the fair market value of a Common Stock Unit on the date of grant.  Half of the stock options will be subject to time-based vesting and the other half of the stock options will be subject to performance-based vesting.  Following his start date, Mr. Orvos will also receive an award of 2,500 restricted Common Stock Units, subject to approval of the Compensation Committee of the Parent’s board of directors and pursuant to the Parent’s Management Equity Incentive Plan.  The restricted Common Stock Units will be subject to time-based vesting.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of Mr. Orvos’s employment agreement, which will be attached as an exhibit to the registrant’s Quarterly Report on Form 10-Q for the quarter ended April 28, 2018.

There are no family relationships or transactions with respect to Mr. Orvos that would be required to be disclosed under Items 401(d) or 404(a) of Regulation S-K.

A copy of NMG’s press release announcing the foregoing matters is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                   Financial Statements and Exhibits.

(d)                               Exhibits:

Exhibit Number	Description
99.1	Press Release, dated April 3, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS GROUP LTD LLC

Date: April 3, 2018	By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Senior Vice President, General Counsel and Corporate Secretary